CARDIOVASCULAR SYSTEMS CEO TO TAKE MEDICAL LEAVE

St. Paul, Minn., Nov. 16, 2015 – Cardiovascular Systems (CSI) (NASDAQ: CSII) said today that, effective Dec. 1, 2015, Chief Executive Officer David L. Martin will take a medical leave of absence for approximately three months to focus on his cancer treatment. While Martin is on leave, Scott Ward, currently Chairman of the Board of Directors, will serve as Chairman and Interim Chief Executive Officer.

CSI announced on September 14, 2015, that Martin is undergoing treatment for stomach cancer. At this point in his treatment regimen, he will undergo surgery, followed by additional chemotherapy.

Martin said, “Scott’s extensive experience in medical technology and role as CSI Chairman make him an excellent selection for interim Chief Executive Officer. With Scott and our executive management team’s leadership, I can concentrate on my remaining treatment and recovery. This cancer can be cured, and I plan to return as CEO in March 2016.”

Ward became a member of CSI's Board of Directors in 2013 and was named Chairman in November, 2014. He is a Managing Director at SightLine Partners and the President of Raymond Holdings, positions that he will continue to hold. From 1981 to 2010, Ward was employed by Medtronic, Inc. and held a number of senior leadership positions including Senior Vice President and President of Medtronic's CardioVascular business from May 2007 to November 2010.

Said Ward, “Dave has the full support of CSI and its Board as he completes his treatment. We wish him a quick recovery and look forward to his return. CSI is a remarkable company with a strong mission to improve the quality of care for patients with coronary and peripheral artery disease. I look forward to working with the CSI team to advance the company as a leader in the treatment of calcified artery disease.”

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. To date, over 220,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding the expected duration of Mr. Martin’s leave of absence and the expected treatment and recovery of Mr. Martin, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the course of Mr. Martin’s treatment and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this

Cardiovascular Systems, Inc.
Nov. 16, 2015

release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com
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